Exhibit 99.1

BioSig’s Subsidiary NeuroClear Technologies, Inc. Raises $3.7 million

The Company to develop solutions to advance bioelectronic medicine

Westport, CT, September 5, 2019 -- BioSig Technologies, Inc. (NASDAQ: BSGM), a medical device company developing a proprietary biomedical signal processing platform designed to address an unmet technology need for the electrophysiology (EP) marketplace, today announced that its subsidiary, NeuroClear Technologies, Inc., raised $3.7 million in an initial seed round.

Founded in November 2018, NeuroClear Technologies, Inc. aims to address some of the biggest challenges in bioelectronic medicine, including, but not limited to, targeted nerve stimulation and a closed feedback loop system to provide appropriate stimulation. NeuroClear intends to build up on the core competencies in recording and analysis of intracardiac, surface ECG and neuronal signals, which have been already validated by BioSig, and develop a dedicated product line to address and/or advance current therapies within a number of markets, such as cognitive disorders and nephrology.

The proceeds of this offering are intended to be used to fund the development of the product candidates, initial pre-clinical studies, development of intellectual property portfolio and for general corporate purposes. In addition, Kenneth L. Londoner, the Chairman and CEO of BioSig, also serves as Chairman and CEO of NeuroClear.

“We are very pleased to begin the work on additional applications, which could advance so many challenging and costly diseases. Through years of research we learned that our biomedical signal processing capabilities can be a key to detecting small, high frequency, low amplitude signals, which are often critical to development and delivery of effective therapies. We are driven by a passion for innovation, and we look forward to applying our knowledge and expertise to new areas of medicine and drive shareholder value by developing new products to address a rapidly growing field of bioelectronics,” stated Kenneth L. Londoner, Founder, Chairman and CEO of NeuroClear Technologies, Inc. and BioSig Technologies, Inc.

About BioSig Technologies

BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP(tm) System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory. The system is indicated for use under the supervision of licensed healthcare practitioners who are responsible for interpreting the data. This novel cardiac signal acquisition and display system is engineered to assist electrophysiologists in clinical decision-making during electrophysiology procedures in patients with abnormal heart rates and rhythms. BioSig’s ultimate goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP(tm) System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Natasha Drapeau

BioSig Technologies, Inc.

Executive Vice President

54 Wilton Road, 2nd floor

Westport, CT 06880

ndrapeau@biosigtech.com

203-409-5444, x119